Pricing of $400 Million of Senior Secured Notes
by Ryan Specialty Group

JANUARY 20, 2022 | CHICAGO, IL— Ryan Specialty Group Holdings, Inc. (the “Parent” or “Ryan Specialty Group”) (NYSE: RYAN), a leading international specialty insurance firm, today announced that Ryan Specialty Group, LLC (the “Company”) priced an offering of $400 million in aggregate principal amount of its 4.375% Senior Secured Notes due 2030 (the “notes”). The notes were priced at 100% of par. The sale of the notes is expected to be completed on February 3, 2022, subject to customary closing conditions.

The net proceeds from the notes will be used for general corporate purposes, including future acquisition opportunities and investments, and to pay fees and expenses related to this offering.

The notes are being offered to persons reasonably believed to be qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons outside the United States pursuant to Regulation S under the Securities Act.

The notes have not been and will not be registered under the Securities Act or any state or other jurisdiction’s securities laws. Accordingly, the notes may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements under the Securities Act and any applicable state or other jurisdiction’s securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall there be any sale of any securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Ryan Specialty Group

Founded in 2010, Ryan Specialty Group (NYSE: RYAN) is a rapidly growing service provider of specialty products and solutions for insurance brokers, agents and carriers. Ryan Specialty Group provides distribution, underwriting, product development, administration and risk management services by acting as a wholesale broker and a managing underwriter. Our mission is to provide industry-leading innovative specialty insurance solutions for insurance brokers, agents and carriers.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Ryan Specialty Group’s current intentions, expectations or beliefs regarding the proposed notes offering. These statements may be preceded by, followed by or include the words “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “outlook,” “plan,” “potential,” “project,” “projection,” “seek,” “can,” “could,” “may,” “should,” “would,” “will,” the negatives thereof and other words and terms of similar meaning. Forward-looking statements include all statements that are not historical facts. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. There is no assurance that any forward-looking statements will materialize. You are cautioned not to place undue reliance on forward-looking statements, which reflect expectations only as of this date. Ryan Specialty Group does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments, or otherwise, except as required by law.

Investor Relations
Noah Angeletti
Treasurer & Head of Investor Relations
Ryan Specialty Group
ir@ryansg.com
+1 312-784-6152

Media
Alice Phillips Topping
Chief Marketing & Communications Officer
Ryan Specialty Group
Alice.Topping@ryansg.com
+1 312-635-5976